Exhibit 99.2

Contact Will James, Vice President Corporate Development & Investor Relations will.james@mrcpvf.com 832-308-2847

MRC GLOBAL INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

HOUSTON — April 17, 2012 — MRC Global Inc. (NYSE:MRC) announced today the closing of its previously announced initial public offering of 22,727,273 shares of common stock at a price of $21.00 per share. In connection with the offering, MRC Global Inc. sold 17,045,455 shares, resulting in aggregate net proceeds to MRC Global Inc. of approximately $333.9 million, after deducting underwriting discounts and estimated offering expenses. A selling stockholder sold 5,681,818 shares. The underwriters have an option until May 11, 2012 to purchase up to 3,409,091 additional shares from the selling shareholder. MRC Global Inc. will not receive any proceeds from the sale of shares by the selling shareholder.

Goldman, Sachs & Co. and Barclays served as joint book-running managers. BofA Merrill Lynch, Baird and Wells Fargo Securities served as lead managers. Raymond James, William Blair & Company and Stephens Inc. served as co-managers.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street, New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: 888-603-5847

Email: barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors.

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